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THE FOLLOWING IS A TRANSCRIPT OF THE INTERLINQ SOFTWARE CORPORATION CONFERENCE CALL AUGUST 30, 2002, DURING WHICH THE COMPANY’S 4TH QUARTER PERFORMANCE WAS DISCUSSED.

Conference Call

Fourth Quarter 2002

Friday, August 30, 2002

Michael Jackman:

Good morning. This is Michael Jackman, president and chief executive officer of INTERLINQ Software. Welcome to our conference call covering the fourth quarter ended June 30th and fiscal year 2002. This call is also being Webcast live. I’m here today with Mike Castle, CFO and vice president of finance & administration.

This morning we announced fiscal year revenue of $17.1 million and a loss of $0.24 per share. We also reported fourth quarter revenue of $4.5 million, which is up compared to both the previous quarter and the year-ago quarter when we reported revenues of $4.2 million and $4.4 million, respectively. Our fourth quarter net loss per-share was $0.06, compared to $0.07 the previous quarter, and a major improvement over the year-ago quarter’s loss of $0.19, which included a number of non-recurring charges. Operating cash flow remained positive and cash balances grew significantly.

Before we talk about our businesses, the business environment, our direction and the one thing that I’m sure is on everyone’s mind — the pending acquisition of INTERLINQ by Harland Financial Solutions — Mike will offer a reminder about forward-looking statements and walk us through the financial detail.

Mike Castle:

This is a reminder that in this discussion, the words, “believes,” “hopes” and “may” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the opinions or estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could affect INTERLINQ’s actual results include, but are not limited to, the “Certain Additional Factors Affecting Future Results” described in our quarterly report on Form 10-Q for the quarter ended March 31, 2002. We urge you not to place undue reliance on these forward-looking statements, which are only reliable in the context of today’s information. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

With that said, I’d like to move on to a discussion of the fourth quarter and full year financial results.

Total net revenues for the quarter were $4.5 million, which was an increase of 2% compared to revenues of $4.4 million in the fourth quarter of fiscal year 2001. During the fourth quarter we had a net loss of $289,000 or $0.06 per diluted share, including a $43,000 non-cash write-down of certain capitalized software development costs. This compares to a loss of $934,000, or $0.19 per diluted share in the comparable period of the prior year. Note, however, that during the fourth quarter last year, we had one-time charges of $555,000, or $0.11 per share, which I will review in a moment.

Full year revenue grew by 3% to $17.1 million compared to $16.6 million last year. The net loss for the year was $1.16 million, or $0.24 per share, including a $43,000 write down of certain capitalized software development costs that I just mentioned. This compares to a net loss of $5.64 million, or $1.17 per share, for the prior fiscal year, which included $2.37 million of expenses related to a corporate restructuring and several non-cash charges associated with the write-down of intangible assets and certain capitalized software costs. On a pro-forma, apples-to-apples basis, the net loss for this fiscal year improved by $2.16 million, or $0.45 per share.

That represents a high level summary of the quarter and the year. For more insight into the quarter’s results, I’d like to walk through the important elements.

I’ll start at the top line. As you know, we have three revenue components: software license fees, software support fees and other revenues.

Software License Fees declined $133,000 or 9% compared to the same quarter last year. In the loan production product line, license revenue declined due primarily to existing customers adding less additional capacity compared to a year ago. While loan origination volumes are still robust, most customers added sufficient capacity in the past year to meet their current needs. Additionally, as anticipated, we believe that sales of our flagship MortgageWare product are being negatively impacted by the approaching release of MortgageWareE3. The decline in the loan production product line sales was partially offset by growth in the loan servicing and enterprise application integration, or EAI, segments. Specifically, the sales of our Workflow Tools product improved significantly compared to the fourth quarter of last year. Our Workflow Tools are powered by INTERLINQ’s FlowMan technology and enable lenders to add business process management and enterprise integration capabilities to their lending environment.

Our second revenue component — Software Support Fees — was $2.5 million, which is up slightly, $72,000 or 3%, when compared to the year ago quarter. While our installed base was down slightly this quarter from a year ago due primarily to the loss of one large customer from a merger, the base has grown for the third quarter in a row, and our effective support rate has improved over the prior year. These are both positive trends and consistent with our objective of maintaining our customer base and support revenue while we execute on our new product development plans.

Our third revenue component — Other revenues — increased by 29% to $616,000 compared to $476,000 for the same period last year. This period-to-period improvement was due to a retroactive increase in the commission rate on one of our referral fee alliances.

Moving on to a discussion of margins.... Our gross margin for the quarter was

75%, which was an improvement compared to a gross margin of 69% for this period last year. Gross margins for software license fees, software support fees and other revenues all improved quarter to quarter.

The improvement in the gross margin for software license fees from 60% to 65% was primarily due to lower amortization of capitalized software development costs. The amortization expenses were lower as a result of the write-downs taken in fiscal year 2001 and several products becoming fully amortized in the last six months. To put this in perspective, in the fourth quarter of last year we amortized $590,000 of capitalized software development costs; compared to $464,000 this quarter. This favorable trend will continue as more products become fully amortized and our rate of adding dollars to the balance of capitalized software development costs declines. The gross margin increases for the software support fees from 80% to 82%, and other revenue from 41% to 69% were driven by improved staff utilization rates and other cost reduction efforts.

We had an operating loss of $289,000 this quarter compared to an operating loss of $934,000 in the fourth quarter last year. As I mentioned at the outset, in the fourth quarter of this year and last year we recorded non-cash charges relating to the write-down of certain capitalized software costs and last year in the fourth quarter we incurred expenses related to a restructuring. When adjusted for these items, our net loss for the quarter improved to $246,000, or $0.05 per share, compared to a net loss in the fourth quarter of last year of $379,000, or $0.08 per share.

From a balance sheet perspective, at June 30, we had approximately $11.1 million in cash and investments or just under $2.30 per common share outstanding. This is $2.2 million higher than at the end of the last year and represents the third quarter in a row that we have improved our cash position. I would like to point out that we received a $1 million tax refund in the quarter as a result of a tax law change that allowed us to carry our 2001 operating loss back five years. However, $279,000 of this refund was an error on the part of the IRS and was returned in July of this year. For management purposes, we currently measure the operating cash flow performance of the company by adjusting operating income for depreciation, amortization, and capitalized software costs, (as well as any non-recurring charges). This is essentially an EBITDA proxy, and on this basis we generated approximately $229,000 in cash from operations for the quarter and $681,000 for the full year. This compares to positive cash flow of $86,000 in the same quarter a year ago and a negative cash flow of $1.9 million for the last fiscal year. Our most recent quarter represents the fifth quarter in a row that INTERLINQ has generated positive cash flow from operations.

I’ll now turn the call back to Michael to discuss our direction going forward.

Michael Jackman:

Thanks Mike, for that detailed look at our fourth quarter results. It should help people understand the positive trends we’re experiencing.

I’d like to spend some time right now on a look back over the past year, my first year at INTERLINQ.

•	First, as discussed in my initial conference call a year ago, I realigned the company to better support its three product lines and drive accountability. We also brought in several key new members to the management team.

•	Second, this year we delivered four quarters of revenue over $4 million, met our license revenue goals in the loan production product line and saw growth in the other two areas: Loan Servicing and EAI. I’ll go into each of the three areas momentarily.

•	Third, as Mike mentioned, we stabilized and started to grow our overall customer support base, by which we mean the sum of annual support fees we receive from customers. While the support base is down slightly compared to a year ago, we’ve had upward momentum for the past three-quarters. We were able to increase support revenue, as Mike mentioned, by slowing customer attrition, by bringing the effective support rate for new purchases more in line with industry norms, and by adding new customers.

•	Finally, as Mike mentioned, we were able to improve our margins in many areas by managing expenses, improving accountability, establishing a consistent vision, and by getting everyone pulling in the same direction.

Let me take a moment to give you an overview of our accomplishments in each of the three product areas:

Loan Production Products continue to provide the bulk of our revenue, although as Mike mentioned, last quarter license fees in this area were actually down. While we have already starting pre-selling our next-generation lending platform, we will not be recognizing any of that revenue until we begin shipping the official released version in Q1 2003. Meanwhile, as Mike mentioned, we are experiencing a slowdown in sales of our existing products, as customers and prospects become increasingly focused on our next-generation Web-based lending platform. Much of our effort in the loan production area has been directed at engaging our customer base in the development of the new platform and helping prepare them for a smooth conversion to MortgageWareE3 next-year. Specifically:

•	Over the past year, we stepped up communication to our customer base in order to keep them apprised of progress toward our new platform. Let me give you a few examples:

•	We instituted quarterly customer conference calls

•	In May at our annual users’ group event, we showcased an early version of the new platform to an enthusiastic audience of over 400 attendees.

•	In the months of August and September, we are taking the product preview on the road to generate interest amongst customers who were unable to attend the national event. During this tour, I’m meeting with more than 350 users in 11 cities.

•	As a result of these efforts, we’ve bolstered customer confidence in our ability to deliver our next-generation lending platform as evidenced by the decision of many customers to become early adopters, as previously announced.

•	We also tapped our customers’ business knowledge and lending expertise through several avenues:

•	We’ve developed a virtual focus group mechanism to better understand our customers’ needs and requirements for the new lending platform. Customer input to these online discussions, in fact, are helping to shape the initial release of MortgageWareE3.

•	We put a system in place to enable customers to track the progress of their own product enhancement requests for all products over the Web.

•	Finally, we’ve launched a product Steering Committee comprised of representative lenders from all segments of our customer base and several top mortgage industry technology consultants.

•	Another major highlight of our loan production business was our success in increasing the number of lenders moving to MortgageWare TC Workflow Tools. This product, powered by our FlowMan technology, enables lenders to move beyond the functional automation available in MortgageWare TC by introducing business process automation and enterprise application integration. We were able to increase the number of customers nearly four-fold through actions on several fronts:

•	Most important was re-establishing our corporate commitment to the FlowMan technology. As you may recall, INTERLINQ had considered divesting its FlowMan technology in an effort to maximize shareholder value. After my arrival, it became clear to me that INTERLINQ needed to retain and leverage the FlowMan technology, not only as a stand-alone product, but also as the framework for our next-generation lending platform.

•	In addition, we rationalized pricing and added sample business process templates to make workflow tools more attractive to customers.

As mentioned in previous calls, I am pleased to report that in the latest MORTECH industry study, released earlier this year, INTERLINQ continues to be the loan production software market share leader, with about 22%.

Moving onto a discussion of our two other business lines:

MortgageWare Loan Servicing made significant progress this past year. While our overall customer count stayed stable, we added larger customers and saw the portfolios of existing customers grow. As a result, the loan count serviced by INTERLINQ systems grew 26% from 717,000 to 900,000.

We continued evolving our scalable, client-server-based technology and delivered two product releases aimed at helping us attract new and larger servicers. These product releases offer significant new capabilities to our customers, including the ability to subservice loans for other organizations. We plan to continue down this path of increasingly robust product functionality and winning servicers over to the advantages of our cost-effective, open-architecture platform.

Finally, I’ll discuss our EAI business unit. As you know, during the past year, we established this business unit with the goal of increasing distribution of Flowman beyond the MortgageWare product line through OEM relationships and selective end-user agreements.

Early in the year, we enjoyed confirmation of our strategy when we signed two key OEM deals with major technology providers, QuadraMed and XP Systems, a Fiserv unit. These two technology companies are using FlowMan to enhance their own product offerings — QuadraMed provides information management solutions to the health care industry and XP Systems provides core banking solutions to the Credit Union industry. Unfortunately, we did not see these early successes repeated during the remainder of the year. It is not news to anyone that this was a tough year in the enterprise software market; our EAI business unit was no exception. We remain confident, however, in the viability of our EAI strategy and in the capabilities and competitive advantage of our Flowman product.

Finally, I want to talk briefly about our pending acquisition by Harland Financial Solutions. Here is an overview of the acquisition:

•	We announced August 6 that INTERLINQ signed an agreement to be acquired in the fourth quarter of 2002 by Harland Financial Solutions, a wholly owned subsidiary of John H. Harland Co. (NYSE: JH). The unsolicited offer consists of Harland proceeding to acquire all of the outstanding shares of INTERLINQ and in-the-money stock options for approximately $33 million in cash.

•	As a result of the transaction, INTERLINQ shareholders will receive cash in the amount of $6.25 per share. Bellevue-based INTERLINQ will become a wholly owned subsidiary of Harland Financial Solutions.

•	Why is Harland Financial Solutions acquiring INTERLINQ?

•	INTERLINQ offers a strong leadership position in the mortgage industry with the largest installed base of lending software in the market and years of accumulated lending expertise. In addition, INTERLINQ has built a solid reputation of strong customer service and a dedication to meeting industry need through the forthcoming release of its next generation lending platform, MortgageWareE3.

•	Harland Financial Solutions is one of the leading providers of software designed specifically for financial institutions. These solutions include compliance products, business intelligence, core processing and mortgage products. Harland Financial Solutions objective is to be #1 or #2 in each of the markets in which it does business. Harland Financial Solutions and INTERLINQ have complementary products, and with the acquisition, Harland Financial Solutions will be the clear leader in the key market segment of mortgage technology.

•	It is important to note that Harland Financial Solutions is firmly committed to the direction and timeline of INTERLINQ’s next-generation platform, MortgageWareE3.

•	Additionally, I will continue to head the organization from INTERLINQ’s Bellevue offices. Harland Financial Solutions recognizes the value of INTERLINQ’s market presence, as well as the talent and dedication of its employees and its strong customer relationships.

•	INTERLINQ customers can expect to continue to receive excellent care, service and support. They can also expect us to remain fully committed to the product strategies and goals we’ve put in place over the last year. They can continue to look to INTERLINQ to lead the charge for business process management and enterprise integration for the mortgage lending industry.

•	A tremendous benefit resulting from the acquisition is that now the mortgage lending industry, and more specifically, INTERLINQ’s family of customers, will enjoy the leadership, resources and technological innovation that Harland Financial Solutions is known for.

•	The acquisition is expected to close in the fourth quarter of 2002, subject to the approval of INTERLINQ’s shareholders and other customary conditions. Directors of INTERLINQ and certain significant shareholders, who collectively own approximately 32% of INTERLINQ’s outstanding shares, have agreed to vote their shares in favor of the proposed transaction.

•	If you’re a shareholder, I urge you to read the merger proxy statement that will soon be filed with the SEC.

That concludes our formal remarks. We now will open the call to a few questions.

Our first question comes from Mr. Barry McCarver from Stevenson Corporation.

Q.	Good morning, Gentlemen.

A.	Good morning, Barry.

Q.	I believe I heard you say you had already pre-sold some versions of the new MortgageWare software. Can you tell me how many customers you’ve already got on there?

A.	We haven’t announced, but probably at this point we’ll be announcing the adoption regularly once we confer with our Harland Financial partners. But it’s a significant number of customers.

Q.	Are the pre-sales there mainly for customers that are going to be in the Beta version or are they, in order to test it ...

A.	No, these pre-sales are customers who have chosen to become early adopters in response to favorable pricing for the product for early adopters.

Q.	And have you announced when the general availability is going to be?

A.	General availability will be in the 1st quarter of 2003.

Q.	Okay. All right. Thank you.

A.	Yes. [There were no further questions.]

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Additional Information

IN CONNECTION WITH THE MERGER, INTERLINQ WILL FILE A PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE, TOGETHER WITH ALL OTHER RELEVANT DOCUMENTS FILED BY INTERLINQ WITH THE SEC, BECAUSE SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. YOU WILL BE ABLE TO OBTAIN THESE DOCUMENTS FREE OF CHARGE AT THE WEB SITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. IN ADDITION, YOU CAN OBTAIN DOCUMENTS FILED BY INTERLINQ WITH THE SEC FREE OF CHARGE BY REQUESTING THEM IN WRITING FROM INTERLINQ SOFTWARE CORPORATION, INVESTOR RELATIONS, 11980 NE 24TH STREET, BELLEVUE, WA 98005, PHONE: (425) 827-1112, FAX: (425) 827-0927.

INTERLINQ AND ITS RESPECTIVE DIRECTORS AND EXECUTIVE OFFICERS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM INTERLINQ SHAREHOLDERS IN CONNECTION WITH THE MERGER. INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF INTERLINQ AND THEIR OWNERSHIP OF INTERLINQ’S SHARES IS SET FORTH IN INTERLINQ’S PROXY STATEMENT FOR ITS 2001 ANNUAL MEETING OF SHAREHOLDERS. COPIES OF INTERLINQ’S 2001 PROXY STATEMENT ARE AVAILABLE AT THE ADDRESSES PROVIDED ABOVE. INVESTORS MAY OBTAIN ADDITIONAL INFORMATION REGARDING THE INTERESTS OF SUCH PARTICIPANTS BY READING THE PROXY STATEMENT REGARDING THE ACQUISITION OF INTERLINQ BY HARLAND FINANCIAL SOLUTIONS, INC. WHEN IT BECOMES AVAILABLE.

INVESTORS ARE URGED TO READ THE MERGER PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING DECISION.